Exhibit 99.1

SMG Industries, Inc. Reports 2021 $12.2 Million Revenue Second Quarter and Six-Month Financial Results

HOUSTON, TX. August 24, 2021 – SMG Industries, Inc. (the “Company”) (OTCQB:SMGI), a growth-oriented transportation services company focused on the domestic infrastructure logistics market, today reported financial results for its second quarter ended June 30, 2021.

Second Quarter Financial Highlights:

•	Revenues increased approximately 63% to $12,243,091 for the 3 months ended June 30, 2021, compared to the three months ended June 30, 2020,
•	Revenues increased approximately 67% to $19,845,419 for the 6 months ended June 30, 2021 compared to the year ago period,
•	Adjusted Gross Margins were $18,918,031, after adjusting for depreciation, and cost of sales included non-cash expense of $2,737,505,
•	Net loss from continuing operations declined to $419,360 for the 3 months ended June 30, 2021, compared to a net loss of $2,976,940 for the 3 months ended June 30, 2020,
•	Total Assets grew to $30,379,183 at June 30, 2021 compared to $27,425,148 at December 31, 2020, and,
•	The Company continues to move forward with its “buy and build” growth strategy seeking to acquire additional owner/operator logistics terminals as well as standalone transportation services companies.

Selected Three Months Ended June 30, 2021 data

Revenues for the quarter ended June 30, 2021 increased to $12,243,091, or 63%, from $7,499,226 for the three months ended June 30, 2020, driven by increased drilling rig relocations, improved customer demand resulting from lessened impacts of the global COVID-19 pandemic and to the establishment of a new Houston terminal.

During the three months ended June 30, 2021, cost of sales was $12,955,028, or 106% of sales, compared to $8,488,095, or 113% of sales for the 2020 period. Cost of sales includes non-cash depreciation expense of $1,319,104 for the three months ended June 30, 2021, and $1,429,692 for the comparable period in 2020. Adjusted Cost of sales, with non-cash depreciation expenses removed, was $11,635,924, or 95% of sales for the period. The Company believes it will see improvement in its gross margins from anticipated higher future sales volumes, price increases from its services offered and improved economic conditions from COVID pandemic economic recovery.

Selling, general and administrative expenses for the three months ended June 30, 2021 was $1,617,201, or 13.2% of revenues, compared to $941,574, or 12.6% of revenues, for the quarter ended June 30, 2020. The increased dollar amount and percent of revenue are primarily driven by improved revenue.

Interest expense was $1,321,988 and $1,131,472 for the three months ended June 30, 2021 and 2020, respectively.

The net loss from continuing operations for the quarter ended June 30, 2021 was $419,360 as compared to a net loss of $2,976,940 for the quarter ended June 30, 2020. The reduction in the net loss was due primarily to the Gain on PPP loan forgiveness of $3,148,100 recorded as Other Income.

Selected Six Months Ended June 30, 2021 data

Revenues for the six months ended June 30, 2021 increased to $19,845,419, or 67%, from $11,859,607 for the six months ended June 30, 2020, driven by the acquisition of 5J on February 27, 2020, increased drilling rig relocations, improved customer demand resulting from lessened impacts of the global COVID-19 pandemic and to the establishment of a new Houston terminal.

During the six months ended June 30, 2021, cost of sales was $21,655,536 or 109% of sales, compared to $13,151,454 or 111% of sales for the comparable 2020 period. Cost of sales includes non-cash depreciation expense of $2,737,505 for the six months June 30, 2021, and $1,972,185 for the comparable period in 2020, the increase in which was driven primarily by the 5J acquisition and the related fair value step up adjustments in the prior year. Adjusted Cost of sales, with non-cash depreciation expenses removed, was $18,918,031, or 95% of sales for the period. The cost of sales exceeding revenues during 2021 and 2020 was the result of lower than required revenues to cover fixed costs within cost of sales.

Selling, general and administrative expenses for the six months ended June 30, 2021 was $3,129,601 or 15.8% of revenues, compared to $3,039,904 in the comparable 2020 period, which included $1,489,417 of 5J acquisition costs. Excluding these costs, selling, general and administrative costs for the six months ended June 30, 2020 were $1,550,487, or 13.0% of revenues.

Interest expense was $2,570,777 and $1,476,071 for the six months ended June 30, 2021 and 2020, respectively. The increase is a result of the borrowings to fund the 5J acquisition.

We plan to address our net loss and future operating results with a goal to achieve positive cash flow from operations by increasing sales organically or through acquisitions, covering more fixed costs within cost of sales, improving gross margins with anticipated higher pricing and better sales mix adding more higher margin service revenues such as infrastructure logistics including transporting bridge beams, super heavy haul, and reducing general and administrative costs including professional fees.

As of June 30, 2021, our total assets were $30,379,183, comprised of $717,956 in cash and restricted cash, $9,278,980 in accounts receivable, $2,115,303 in other current assets, $13,163,575 in net property and equipment, Right of use assets of $3,482,477 and other assets of $1,017,101. This is an increase in total assets of $2,954,035 over the total assets at December 31, 2020.

Additional information including the Company’s financial statements, footnotes and management’s discussion and analysis can be found in the second quarter 2021 report filed in the Form 10-Q on August 23, 2021 with the Securities and Exchange Commission.

Selected Financial Tables

SMG INDUSTRIES, INC.

CONSOLIDATED BALANCE SHEETS

(unaudited)

	June 30,	December 31,
	2021	2020

ASSETS
Current assets:
Cash and cash equivalents	$791	$263,814
Restricted cash	717,165	715,274
Accounts receivable, net of allowance for doubtful accounts of $618,454 and $691,098 as of June 30, 2021 and December 31, 2020, respectively	9,278,980	4,920,967
Prepaid expenses and other current assets	2,115,303	1,409,996
Current assets of discontinued operations	17,011	437,787

Total current assets	12,129,250	7,747,838
Property and equipment, net of accumulated depreciation of $8,799,658 and $5,991,572 as of June 30, 2021 and December 31, 2020, respectively	13,163,575	16,337,914
Right of use assets - operating lease	3,482,477	1,270,989
Other assets	1,017,101	499,707
Other assets of discontinued operations, net	586,780	1,568,700

Total assets	$30,379,183	$27,425,148

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable	$3,740,473	$3,171,086
Accounts payable - related party	228,960	205,444
Accrued expenses and other liabilities	4,676,175	2,373,057
Right of use liabilities - operating leases short term	972,817	575,517
Deferred revenue	30,000	30,000
Secured line of credit	5,918,906	4,046,256
Current portion of unsecured notes payable	1,807,829	2,187,436
Current portion of secured notes payable, net	5,973,559	4,010,627
Current portion of convertible note, net	50,000	50,000
Current liabilities of discontinued operations	1,574,636	2,243,037

Total current liabilities	24,973,355	18,892,460

Long term liabilities:
Convertible note payable, net	3,018,769	2,417,335
Notes payable - unsecured, net of current portion	1,459,230	1,040,223
Notes payable - secured, net of current portion	11,427,735	14,038,409
Right of use liabilities - operating leases, net of current portion	2,759,871	846,212
Long term liabilities of discontinued operations	294,975	1,008,362

Total liabilities	43,933,935	38,243,001

Commitments and contingencies

Stockholders' deficit
Preferred stock 1,000,000 shares authorized:
Series A preferred stock - $0.001 par value; 2,000 shares authorized; 2,000 shares issued and outstanding at June 30, 2021 and December 31, 2020	2	2
Series B convertible preferred stock - $0.001 par value; 6,000 shares authorized; no shares issued and outstanding at June 30, 2021 and December 31, 2020, respectively	-	-
Common stock - $0.001 par value; 250,000,000 shares authorized; 21,865,952 and 19,446,258 shares issued and outstanding at June 30, 2021 and December 31, 2020, respectively	21,867	19,447
Additional paid in capital	12,473,582	10,978,254
Accumulated deficit	(26,050,203)	(21,815,556)

Total stockholders' deficit	(13,554,752)	(10,817,853)

Total liabilities and stockholders' deficit	$30,379,183	$27,425,148

The accompanying notes are an integral part of these unaudited consolidated financial statements

SMG INDUSTRIES INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

For the three and six months ended June 30, 2021 and 2020

(unaudited)

	Three months ended		Six months ended
	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020

REVENUES	$12,243,091	$7,499,226	$19,845,419	$11,859,607

COST OF REVENUES	12,955,028	8,488,095	21,655,536	13,151,454

GROSS LOSS	(711,937)	(988,869)	(1,810,117)	(1,291,847)

OPERATING EXPENSES:
Selling, general and administrative	1,617,201	941,574	3,129,601	3,039,904

Total operating expenses	1,617,201	941,574	3,129,601	3,039,904

LOSS FROM OPERATIONS	(2,329,138)	(1,930,443)	(4,939,718)	(4,331,751)

OTHER INCOME (EXPENSE)
Interest expense, net	(1,321,988)	(1,131,472)	(2,570,777)	(1,476,071)
Gain on PPP loan forgiveness	3,148,100	-	3,148,100	-
Other income	18,902	74,746	19,541	74,746
Gain on sale of assets	64,764	10,229	114,926	10,229
Total other income (expense)	1,909,778	(1,046,497)	711,790	(1,391,096)

NET LOSS FROM CONTINUING OPERATIONS	(419,360)	(2,976,940)	(4,227,928)	(5,722,847)

Income (loss) from discontinued operations	99,736	(282,045)	43,281	(515,369)
NET LOSS	(319,624)	(3,258,985)	(4,184,647)	(6,238,216)

Preferred stock dividends	(25,000)	(88,973)	(50,000)	(131,096)

NET LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(344,624)	$(3,347,958)	$(4,234,647)	$(6,369,312)

Net loss per common share
Continuing operations	$(0.02)	$(0.17)	$(0.21)	$(0.36)
Discontinued operations	$(0.00)	$(0.02)	$(0.00)	$(0.03)
Net loss attributable to common shareholders	$(0.02)	$(0.19)	$(0.21)	$(0.39)

Weighted average common shares outstanding
Basic	20,958,782	17,380,108	20,235,320	16,537,993
Diluted	20,958,782	17,380,108	20,235,320	16,537,993

The accompanying notes are an integral part of these unaudited consolidated financial statements

SMG INDUSTRIES INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the six months ended June 30, 2021 and 2020

(unaudited)

	June 30, 2021	June 30, 2020

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss from continuing operations	$(4,227,928)	$(5,722,847)
Adjustments to reconcile net loss to net
cash used in operating activities:
Stock based compensation	33,865	5,790
Depreciation and amortization	2,737,505	1,972,185
Amortization of deferred financing costs	566,039	255,460
Amortization of right of use assets - operating leases	267,020	115,086
Bad debt expense (recovery)	(9,980)	99,523
(Gain) loss on disposal of assets	(114,926)	10,229
Gain on PPP loan forgiveness	(3,148,100)	-
Changes in:
Accounts receivable	(4,348,033)	2,729,138
Prepaid expenses and other current assets	1,142,846	827,270
Other assets	(794,792)	(665,032)
Accounts payable	973,704	(3,404,727)
Accounts payable - related party	58,516	-
Accrued expenses and other liabilities	2,253,118	2,220,726
Right of use operating lease liabilities	(167,549)	(80,925)
Net cash used in operating activities from continuing operations	(4,778,695)	(1,638,124)
Net cash used in operating activities from discontinued operations	608,519	(581,439)
Net cash used in operating activities	(4,170,176)	(2,219,563)

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash paid for acquisition of 5J Entities, net	-	(6,320,168)
Cash paid for disposal of MG Cleaners, LLC	(35,000)	-
Cash paid for purchase of property and equipment	(97,026)	(165,548)
Net cash used in investing activities from continuing operations	(132,026)	(6,485,716)
Net cash used in investing activities	(132,026)	(6,485,716)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payment of deferred financing costs	-	(239,558)
Proceeds on secured line of credit, net	1,819,234	2,898,524
Proceeds from notes payable	1,874,002	5,283,949
Payments on notes payable	(830,234)	(578,063)
Proceeds from convertible notes payable	1,405,000	1,350,000
Net cash provided by financing activities from continuing operations	4,268,002	8,714,852
Net cash provided by financing activities from discontinued operations	(226,932)	781,437
Net cash provided by financing activities	4,041,070	9,496,289

NET CHANGE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(261,132)	791,010

CASH, CASH EQUIVALENTS AND RESTRICTED CASH, beginning of period	979,088	29,568

CASH, CASH EQUIVALENTS AND RESTRICTED CASH, end of period	$717,956	$820,578

Supplemental disclosures:
Cash paid for income taxes	$-	$-
Cash paid for interest	$1,215,489	$221,040

Noncash investing and financing activities
Non-cash consideration paid for business acquisitions	$-	$4,378,000
Non-cash increase in secured notes payable related to acquisition	$-	$5,840,622
Non-cash increase in secured notes payable for settlement of accounts payable	$196,188	$155,729
Debt discount from issuance of common stock warrants	$-	$59,439
Preferred stock dividend	$50,000	$131,096
Expenses paid by related party	$-	$25,279
Financing of prepaid insurance premiums	$1,239,367	$331,065
Shares issued for deferred financing costs	$-	$419,788
Note receivable for property and equipment	$608,786	$-
Shares issued with debt and beneficial conversion feature on convertible notes payable	$1,463,883	$-
Right of use assets capitalized and operating lease obligation recognized	$2,478,508	$-
Convertible notes payable issued to settle accounts payable	$208,129	$-

The accompanying notes are an integral part of these unaudited consolidated financial statements

About SMG Industries, Inc.: SMG Industries is a growth-oriented transportation services company focused on the domestic infrastructure logistics market. Through several of the Company’s wholly-owned subsidiaries branded as the 5J Transportation Group it offers heavy haul, super heavy haul, hot shot, and drilling rig mobilization services. 5J’s over-dimensional permitted jobs can support up to 500 thousand pound loads which include cargo associated with wind energy, power generation components, bridge beams, compressors, refinery and construction equipment. SMG Industries, Inc. headquartered in Houston, Texas has facilities in Floresville, Henderson, Odessa, Palestine, and Victoria, Texas. Read more at www.SMGindustries.com and www.5Jtrucking.net.

Contact:

Matthew Flemming, SMG Industries, Inc. Matt@SMGIndustries.com

SOURCE: SMG Industries, Inc.